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Press Release                                                   13 January 2005
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             AIRCRAFT LEASE PORTFOLIO SECURITISATION 92-1 LIMITED

                                PRESS RELEASE

New Letter of Intent Executed to Sell All Aircraft

Aircraft  Lease   Portfolio   Securitisation   92-1  Limited  (the  "Company")
announced in its Press  Release of 24 December 2004 that it and a wholly owned subsidiary of an investment grade entity (the  "Purchaser") had entered into a
Letter of Intent,  dated 24  December  2004,  whereby  the Company had agreed, subject to final  contract  and to the  pre-emption  rights of the Class D and
Class E Noteholders,  to sell all nine of its aircraft (as a single portfolio)
to the Purchaser for U.S.$90,000,000 payable in cash.

Following  further detailed  negotiations and discussions  between the Company and the Purchaser,  the Purchaser has agreed to increase the purchase price to
$93,250,000  (the  "Purchase  Price")  payable  in cash,  and a new  Letter of
Intent,  dated 13 January  2005 has been  entered  into by the Company and the
Purchaser  to reflect  this  increased  Purchase  Price.  The terms of the new
Letter of Intent  remain the same as in the  original  Letter of Intent in all other  respects.  This new  Letter  of  Intent  replaces  and  supersedes  the original  Letter of Intent and remains  subject to final  contract  and to the pre-emption  rights of the Class D and Class E  Noteholders.  The  factors the
Board of Directors  considered in connection with its  determination  that the
Company  would enter into the original  Letter of Intent are  discussed in the
Company's  Press  Release  dated 24 December  2004 and remain the same factors that  ultimately  resulted in the decision by the Board of  Directors  for the
Company to execute the new Letter of Intent.

Although  the  Company has  entered  into a binding  Letter of Intent with the
Purchaser  and  expects the sale to proceed in  accordance  with the Letter of
Intent,  the purchase remains subject to final contract and to the pre-emption rights  of the Class D and Class E  Noteholders.  The Deed of Charge  provides that if the  Company's  aircraft  are to be sold at a price  below the Class D and Class E Note Target Prices,  currently approximately  U.S.$199,802,829 and
U.S.$339,572,717  in the  aggregate,  respectively,  each  of the  Class D and
Class  E  Noteholders  shall  have  the  right  to  pre-empt  the  sale to the prospective  purchaser  by  providing  an  irrevocable  written  notice to the
Company  that within 90 days of such notice it will  purchase  the aircraft at
102% of the agreed  Purchase  Price.  In accordance  with the  requirements of the Deed of Charge,  the Company  provided  notice on 24 December  2004 to the
Class D and Class E Noteholders  of the  prospective  sale to the Purchaser in connection  with the then agreed  purchase  price  reflected  in the  original
Letter of Intent.  Since that agreed  purchase  price has been  revised to the new higher  Purchase  Price the Company has now  delivered  new notices to the
Class D and Class E  Noteholders  informing  them of the new  higher  Purchase
Price and that the  pre-emption  period shall remain open for 30 days from the date the Company  provided  such  notice.  Therefore,  the Class D and Class E
Noteholders  now have until 12 February 2005 to provide a  pre-emption  notice to the  Company.  The new notices  replace and  supersede  the notices sent to the Class D and Class E Noteholders  on 24 December 2004 and copies of the new notices are attached to this Press Release.

                                                            Page 5 of 15 Pages

On the basis of the agreed Purchase Price,  after the sale of all aircraft has been  completed  the  holders of Class A Notes will be repaid all  outstanding principal,  the  holders  of the Class B Notes  will be  repaid a  portion  of outstanding  principal  and the  holders  of the Class C,  Class D and Class E
Notes will receive no further  repayments  of principal.  The Company  expects that the aircraft  delivery  dates will be staggered over several  months.  As the  Company  receives  cash  for each  aircraft  delivery,  the cash  will be distributed  on the  next  following  Payment  Date  in  accordance  with  the priority of payments  provided  in the Deed of Charge.  Following  delivery of the last of the  aircraft,  the Company will wind up its affairs and terminate its operations in accordance with the laws of Jersey.

Forward-Looking Statements and Defined Terms

This Press Release contains forward-looking  statements that involve risks and uncertainties.  In most cases, you can identify forward-looking  statements by terminology  such  as  "may,"  "should,"  "expects,"  "plans,"  "anticipates,"
"believes,"   "estimates,"   "predicts,"  "potential"  or  "continue"  or  the
negative  of  such  terms  or  similar   terminology.   Such   forward-looking
statements  are not  guarantees  of future  performance  and involve risks and uncertainties,  and actual  results  may differ  materially  from those in the forward-looking statements.

All  capitalized  terms used in this Press Release and not defined herein have the meanings ascribed to them in the Annual Report.

Each class of Notes has been issued  pursuant  to the Deed of Charge.  Holders of each class of the Pass Through  Certificates,  Series A  referenced  on the cover  page of the Annual  Report  derive  their  right to  payments  from the payments due on the related class of the Notes.  Therefore,  all references to
Noteholders,  Notes and any class thereof throughout this Press Release should be read to  apply  equally  to the  Certificateholders,  Certificates  and any class thereof, respectively.

Further Information

For further information you may contact the Servicer at the address below.

Colm Barrington
Babcock & Brown Limited
West Pier
Dun Laoghaire
Co Dublin
Ireland

Phone:            + 353 1 231 1900
Fax:        + 353 1 231 1901
E-mail:           colm.barrington@babcockbrown.com

13 January 2005

Aircraft Lease Portfolio Securitisation 92-1 Limited
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